EXHIBIT 99.1

Dear Investor:

I am pleased to again be able to report on Axeda's continuing accomplishments and our momentum in the marketplace.

2002 Business/Strategic Highlights

o We have signed several industry leaders as customers and partners, increasing our market penetration among various industry segments and strengthening our leadership position. In particular, we continue to gain momentum in the Enterprise Technology Manufacturing, Medical Instrumentation, Printer and Copier, Industrial and Building Automation, and Semiconductor Equipment industries.

o We continue to advance our device relationship management product in features and functionality, addressing current and anticipated market needs, and have made several recent product releases.

o        We are aggressively lowering our cost structure.

Recent customer contracts include:
Hitachi High-Technologies - Kasado Works, a major Japanese semiconductor tool manufacturer, has licensed the Axeda DRM system for use in several of its Hitachi Series Plasma Etch Systems to demonstrate their e-Diagnostics features and functions when deployed at facilities around the world through comprehensive remote monitoring, diagnostics, and management.

Abbott Diagnostics - a global, multibillion-dollar, broad-based health care company, has licensed the Axeda DRM system to enable their service operations to remotely monitor, manage, and service several lines of medical diagnostic instruments such as immunoassay systems and hematology analyzers.

Applied Biosystems Group - a provider of DNA analyzers to the world's top researchers including the Human Genome Project, will utilize Axeda DRM in its new ABI PRISM(R) 3730/3730xl DNA Analyzers. Axeda technology will enable ABI to access the operational parameters within each device remotely, enabling the remote diagnostics, preventative maintenance, failure prediction, and proactive notification that will decrease the downtime of these data-rich, high-speed DNA analyzers.

Recent strategic partnerships with key industry leaders include:
Hitachi High-Technologies Corporation (HHT) - a high-tech trading company and equipment maker, has licensed the Axeda DRM system for its Japanese application service provider (ASP) center. The company will offer new managed services based on Axeda DRM to industrial companies in multiple markets such as facilities management, various kinds of production equipment, industrial automation and office equipment.

Electronics For Imaging - the world leader in software and hardware imaging solutions for network printing, signed a multi-year, exclusive agreement with Axeda to develop DRM-based products for the multi-billion dollar office and print production systems marketplace. EFI plans to incorporate Axeda DRM(TM) technology in many future controllers and other products to significantly enhance customers' ability to remotely track usage, replenish consumables and proactively service their devices, providing a powerful, new productivity and cost management tool.

ClickSoftware - a leading provider of service optimization solutions, will integrate and co-market the Axeda DRM system with the ClickFix(TM) Intelligent Problem Resolution product. The combined solution will enable proactive customer service through automated diagnosis of remote equipment problems, self-healing corrective actions, Web-based customer self-diagnosis, knowledge management, and usage-based predictive maintenance. The companies plan to leverage this alliance to enable device manufactures in multiple markets to lower costs of service and streamline support functions while improving device uptime and performance.


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Product Advancements
The recent release of Axeda DRM 3, including our popular Axeda Supervisor product, represents a major milestone in the continued evolution of our market-leading software solution. Release 3 expands the diagnosis and repair, reporting, performance, connectivity and security features of the Axeda DRM system. Together, these enhancements enable easier adoption of DRM by device manufacturers and their customers, and simplify the remote management and debugging of deployed devices by service personnel. We believe Axeda DRM 3 sets the standard by which all other solutions will be judged in the DRM market. Our technology addresses a growing demand for scalable solutions and also provides open interfaces to support integration with popular enterprise software applications, such as Siebel 7 and SAP.

NASDAQ Notification
We would also like to inform you that, as expected, Axeda has received notification from NASDAQ that the Company does not currently comply with the minimum bid price required for continued listing on the NASDAQ National Market under Marketplace Rules 4450 (a)(5)5. Under the NASDAQ rules, the Company has until December 12, 2002 to regain compliance with the $1.00 per share minimum bid price requirement. Otherwise, NASDAQ may provide notification that the Company will be delisted. At such time, the Company can appeal the determination to a Listing Qualifications Panel, in accordance with NASDAQ rules, or apply for a transfer to the NASDAQ SmallCap Market.

Looking Forward
We are committed to our stockholders and firmly believe that our stock price does not accurately reflect the value of the Company. Industry analysts believe that there is "ample opportunity for infrastructure software companies to prosper...," that "IT spending will favor the infrastructure segment...," and that "infrastructure software is an attractive place to put new investment dollars."[RTX Securities Industry Research Update, October 8, 2002].

As the leader in device relationship management, with a portfolio of advanced technology solutions and a strong balance sheet, we remain confident that we are positioned to achieve long-term growth in the DRM market. Our growing customer base of Global 2000 organizations and device manufacturers, combined with our business pipeline, are testimony to the value of our proprietary technology intellectual property and to our ability to successfully develop and implement practical solutions for remote device information management.

Thank you for your support. I look forward to speaking with you during our third quarter conference call, which will be held on October 29, 2002.

Sincerely,
/s/ Robert M. Russell Jr.

Robert M. Russell Jr.
Chairman and CEO


Forward Looking Statement
This letter may contain certain forward-looking statements that relate to Axeda's future business and financial performance. Such statements are subject to a number of risks and uncertainties that may cause the actual events of future results to differ from those discussed herein. These forward-looking statements include, but are not limited to, those regarding Axeda's products and markets, product functionality in future installations and benefits derived therefrom, and may include implied statements concerning market acceptance of Axeda's products and its growing leadership role in the DRM market. Such statements are subject to a number of risks and uncertainties that may cause the actual events or future results to differ from those discussed in this letter. Such factors include, among others: Axeda's customer's ability to implement or integrate Axeda's DRM solutions successfully and in a timely fashion, receive expected functionality and performance, or achieve benefits attributable to Axeda's DRM solutions; uncertainties in the market for DRM products and the potential for growth in the DRM market; the long sales cycle for DRM products; limited distribution channels; the difficulty of protecting proprietary rights; present and future competition; and Axeda's ability to manage technological change and respond to evolving industry standards. Investors are advised to read Axeda's Annual Report on Form 10-K and quarterly reports on Form 10-Q and Forms 8-K filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results" and "Risk Factors" for a more complete discussion of these and other risks and uncertainties.


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